Exhibit 10.1

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (the “Third Amendment”) is entered into this 23rd day of April, 2015, by and between COLUMBIA TEXAS 2408 TIMBERLOCH INDUSTRIAL, L.P., a Delaware limited partnership (successor-in-interest to Sealy Woodlands, L.P., a Delaware limited partnership) (“Lessor”) and REPROS THERAPEUTICS INC., a Delaware corporation (successor-in-interest to Zonagen, Inc., a Delaware corporation) (“Lessee”).

WITNESSETH:

A.                Lessor and Lessee entered into that certain Lease Agreement dated May 11, 2004, as amended by that certain Amendment to Lease (the “First Amendment”) dated March 17, 2006 and as further amended by that certain Second Amendment to Lease (the “Second Amendment”) dated June 14, 2010 (as amended, the “Lease”) pursuant to which Lessor leased to Lessee, and Lessee accepted from Lessor, Suites B6-B8, consisting of approximately seven thousand one hundred seventeen (7,117) rentable square feet of space (the “Premises”), in the building located at and commonly known as 2408 Timberloch Place, The Woodlands, Montgomery County, Texas (the “Building”), as more particularly described in the Lease.

B.                 Lessor and Lessee now desire to amend the Lease by extending the Term of the Lease upon the terms and conditions more specifically set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree that the Lease is hereby amended and supplemented as follows:

1.                  Recitals/Definitions. The above recitals are true and correct and are hereby incorporated into this Third Amendment as if set forth herein at length. Any and all capitalized terms not defined herein shall have the definitions set forth in the Lease.

2.                  Term. Section 2 of the Lease, as amended by Section 2 of the First Amendment and Section 2 of the Second Amendment, is hereby further amended by extending the Term for a period of five (5) years commencing on July 1, 2015 and expiring on June 30, 2020. Any and all options to renew set forth in the Lease are hereby deleted in their entirety.

3.                  Base Monthly Rent. Effective as of July 1, 2015, the Base Monthly Rent set forth in Section 4.E. and Exhibit “C” of the Lease, as amended by Section 3 of the First Amendment and Section 3 of the Second Amendment, is hereby further amended and replaced with the following:

Period	Base Monthly Rent	Annual Base Rent Per Square Foot
July 1, 2015 – June 30, 2016	$6,523.92	$11.00
July 1, 2016 – June 30, 2017	$6,719.63	$11.33
July 1, 2017 – June 30, 2018	$6,921.28	$11.67
July 1, 2018 – June 30, 2019	$7,128.86	$12.02
July 1, 2019 – June 30, 2020	$7,342.37	$12.38

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Exhibit 10.1

4.                  Additional Rent. Lessee shall continue to be responsible for any and all additional rent and other charges due under the Lease, including, without limitation, Lessee’s Proportionate Share of all Operating Expenses (including, but not limited to, Taxes, Lessor’s costs of providing insurance and Common Area maintenance costs). For the avoidance of doubt, such payments shall be made without regard to any base year, pursuant to the Second Amendment.

5.                  AS-IS. Lessee hereby acknowledges that it is in possession of the Premises and accepts the Premises in its “AS-IS” condition without any representation or warranty from Landlord, expressed or implied. Lessee acknowledges that no agreement of Lessor to alter, remodel, decorate, clean or improve the Premises or the Building has been made by Lessor or its agents except as set forth in the Lease.

6.                  Certification. Lessee, by executing this Third Amendment, hereby certifies that: (a) the Lease is in full force and effect and has not been modified except as provided above; (b) there are no prepayments by or credits due Lessee under the Lease; and (c) Lessee is not aware of the existence of any default by Lessor, nor of any event which with the giving of notice or passage of time, or both, would constitute a breach or default by Lessor under the Lease.

7.                  Broker. Lessee and Lessor warrant that they have had no dealings with any broker or agent in connection with the negotiations or execution of this Third Amendment, other than Lincoln Property Company (whose commissions shall be paid by Lessor pursuant to a separate agreement), and Lessor and Lessee agree to indemnify the other against all costs, expenses, reasonable attorney's fees, or other liability for commissions or other compensation or charges resulting from a breach of such representations.

8.                  Miscellaneous. Except as expressly set forth herein, the Lease is unmodified and in full force and effect. This Third Amendment shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

[Signatures to Follow]

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Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Third Amendment on the date first written above.

LESSOR:

COLUMBIA TEXAS 2408 TIMBERLOCH INDUSTRIAL, L.P., a Delaware limited partnership

By: Columbia Texas Industrial XVI, LLC, a Delaware limited liability company, its sole general partner

By: Columbia Industrial Properties, LLC, a Delaware limited liability company, its sole member

By: Lincoln Industrial Manager, LLC, a Delaware limited liability company, its managing member

By: Lincoln Advisory Group, Ltd., a Texas limited partnership, its sole member

By: Lincoln GP Advisory Group, Inc., a Texas corporation, its general partner

By: /s/ Gary Kobus
Name/Title: Gary Kobus, its President

LESSEE:

REPROS THERAPEUTICS INC., a Delaware corporation

By: /s/ Katherine Anderson
Name/Title: Katherine Anderson, CFO

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